Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE LINEAGE CELL THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION: (A) IS NOT MATERIAL AND (B) WOULD LIKELY CAUSE COMPETITIVE HARM TO LINEAGE CELL THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

THIS AGREEMENT is made the 6th day of May 2020

BETWEEN:

(1)	CANCER RESEARCH TECHNOLOGY LIMITED, a company registered in England and Wales under number 1626049 with registered office at 2 Redman Place, Stratford, London, E20 1JQ (“CRT”);

(2)	Lineage Cell Therapeutics, INC., a California company with principal place of business at 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008, USA (the “Company”).

RECITALS

(A)	CRT is a wholly owned subsidiary of Cancer Research UK (the “Charity”) and is, by arrangement with the Charity, responsible for the management, exploitation and commercialisation of intellectual property generated by the Charity or using funding from the Charity.

(B)	Pursuant to a Clinical Trial and Option Agreement between CRT, the Charity and the Company dated September 8, 2014, as amended on even date hereof, attached at Appendix 2 (the “CTOA”) the Charity is conducting the Clinical Trial (as defined below) and has assigned (and agrees to and will assign if the assignment of future rights in prohibited by applicable law) the results of such Clinical Trial and all intellectual property therein to CRT.

(C)	CRT has agreed to grant the Company a licence under the Licensed Intellectual Property (as defined below) upon the terms and conditions set out in this Agreement.

(D)	CRT and the Company have agreed to enter into this Agreement prior to the Option Period (as defined in the CTOA) and Signature Period (as defined in the CTOA).

OPERATIVE PROVISIONS

1. INTERPRETATION

1.1	In this Agreement except where the context requires otherwise, the following words and expressions shall have the following meanings:

“Accountancy Opinion”	means the opinion of an independent United Kingdom chartered accountant appointed by agreement between the Parties or in default of such agreement within twenty one (21) days of either Party seeking in writing to the other to appoint such accountant, at the request of either Party, by the President for the time being of the Institute of Chartered Accountants in England and Wales, referred to in Clauses 1, 6.3 and 24.1.

“Affiliate”	has the same meaning as that ascribed to that phrase in the CTOA.

“Affordable Price”	means in relation to a Licensed Product: (i) a determination by the UK Pricing Authority that such Licensed Product should be used within the NHS; and/or (ii) approval by the UK Pricing Authority of the price proposed by the Company or its Sub-Licensee in relation to sales of that Licensed Product in the United Kingdom (or one or more constituent countries thereof).

“Agreement”	means this agreement and each of the Appendices as amended from time to time in accordance with Clause 21.

“BLA”	means, in relation to any Licensed Product, a biologics licence application, supplementary biologics licence application or any of their equivalents filed with the United States Food and Drugs Administration (FDA) or any successor to it, a marketing authorisation application or its equivalent filed with the European Medicines Agency (EMEA) or any successor to it, or a marketing authorisation application or a product licence application or equivalent filed with the relevant Regulatory Authority in any one or more countries or regions within the Territory.

“Clinical Trial”	has the same meaning as that ascribed to that phrase in the CTOA.

“Clinical Trial Results”	has the same meaning as that ascribed to that phrase in the CTOA.

“Commencement”	means the first dosing of a human subject in a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial (as context requires).

“Company Combination Patent Rights”	has the same meaning as that ascribed to that phrase in the CTOA.

“Company Foreground Patent Rights”	Means those of the Company Patent Rights with applications solely or primarily related to the Product and Related Products.

“Company Intellectual Property”	has the same meaning as that ascribed to that phrase in the CTOA.

“Company Patent Rights”	has the same meaning as that ascribed to that phrase in the CTOA.

“Competing Programme”	means a research and development programme, other than one conducted by the Charity or CRT or any of their Affiliates under the CTOA, under which human subjects in a clinical trial have or are to be administered a cell based therapy that incorporates the hTERT Antigen .

“Confidential Information”	means all information relating to the manufacturing methods, product specifications, customers, suppliers, business partners, clients, finances, operating budgets and forecasts, business plans and products, and the Development Plan, as revised or amended from time to time (in each case actual or prospective) of a Party which is not in the public domain and which is acquired by the other Party pursuant to this Agreement.

“Contributors”	has the same meaning as that ascribed to that phrase in the CTOA.

“Control”	means the possession (directly or indirectly) of fifty per cent or more of the voting stock or other equity interest of a subject entity with the power to vote, or the power in fact to control the management decisions of such entity through the ownership of securities or by contract or otherwise and “Controls” and “Controlled by” shall be construed accordingly.

“Coronavirus Related Product”	means a Related Product that is modified to express one or more antigens specifically intended to treat COVID-19 or other diseases caused by coronaviruses.

“Coronavirus Related Licensed Product”	means a Related Licensed Product which contains a Coronavirus Related Product, whether or not as the sole active ingredient.

“Currency”	means pounds sterling or such other currency as CRT may reasonably specify from time to time.

“Data Exclusivity Period”	means any period of clinical trial data or other regulatory exclusivity, together with any such periods under national implementations in the European Union of Article 10.1 of Directive 2001/EC/83 and all equivalents elsewhere in the Territory.

“Data Listings”	has the same meaning as that ascribed to that phrase in the CTOA.

“Development Plan”	means the development plan at Appendix 1 (as the same shall be updated in accordance with Clause 3.1) which describes: (i) the steps to be taken to develop Licensed Products (including at least one Primary Licensed Product) within the Field and the Territory; (ii) the relevant timescales within which such steps will be taken; and (iii) the estimated costs associated with each step.

“Effective Date”	means the date this Agreement is made.

“Exclusive Results”	has the same meaning as that ascribed to that phrase in the CTOA.

“Expert Opinion”	means the opinion of an independent expert appointed by agreement between the Parties or in default of such agreement within twenty one (21) days of either Party seeking in writing to the other to appoint such expert, by the President for the time being of the Association of the British Pharmaceutical Industry referred to in Clauses 12.3 and 24.1.

“Field”	means the use of the Product and/or any Related Product(s) in immunotherapy applications using [***] for the treatment, prophylaxis, prevention and/or cure of human disease and conditions.

“Final Report”	has the same meaning as that ascribed to that phrase in the CTOA.

“First Commercial Sale”	means, with respect to a Licensed Product, the first transfer or disposition for value of such Licensed Product by or on behalf of the Company or a Sub-Licensee or an Affiliate of either of them, after all relevant Regulatory Authorisations for the transfer or disposition of such Licensed Product have been obtained in respect of the relevant region or country.

“FTO Royalties”	means, on a Licensed Product by Licensed Product basis, any royalties on the sale of a Licensed Product payable by the Company under a license from a third party (after the application of any royalty stacking provisions contained therein) to the extent that: (i) but for such license the manufacture, sale, use or distribution of such Licensed Product would infringe the Intellectual Property Rights of such third party licensor, and (ii) such royalty payable is reasonably attributable to the grant of rights used in respect of a Licensed Product and not to unrelated rights also granted pursuant to the same agreement and/or by the same third party licensor.

“hTERT Antigen”	has the same meaning as that ascribed to that phrase in the CTOA

“Indication”	means a disease classification block as defined within the ‘International Statistical Classification of Diseases and Related Health Problems’ as published from time to time by the World Health Organization (e.g. “C50 Malignant neoplasm of Breast”, “C92 Myeloid leukaemia”, “B20 Human immunodeficiency virus [HIV] disease resulting in infectious and parasitic diseases”, “M34 Systemic sclerosis”).

“Investigational Medicinal Product” or “IMP”	has the same meaning as that ascribed to that phrase in the CTOA.

“Intellectual Property Rights”	has the same meaning as that ascribed to that phrase in the CTOA.

“Know-How”	has the same meaning as that ascribed to that phrase in the CTOA.

“Licensed Intellectual Property”	means the Clinical Trial Results and all Intellectual Property Rights therein.

“Licensed Product”	means any Primary Licensed Product and any Related Licensed Product

“Major Markets”	means United States of America, [***].

“Milestone Event”	has the meaning specified in Clause 4.2.

“Milestone Payments”	has the meaning specified in Clause 4.2.

“Net Sales Value”

means, in relation to Licensed Product:

the gross amount invoiced by the Company or Sub-Licensee or Affiliate of the Company or a Sub-licensee less any value added tax or other sales tax, transport charges (including transport insurance) and costs of packaging to the extent that any of those items are included as separate items in the amount so invoiced, and after deducting any allowances for lost or damaged items or permitted returns, and discounts allowed and rebates given in the normal course of trade, and in the event of more than one such sale, the first such sale;

“New Company IP”	means any Intellectual Property Rights developed by or on behalf of the Company on or after the Effective Date that directly relate to a Licensed Product and its use.

“Non-Exclusive Results”	has the same meaning as that ascribed to that phrase in the CTOA.

“Oncology Indication”	means an Indication in the range C00 – D48 (e.g. “C50 Malignant neoplasm of Breast”, “C92 Myeloid leukaemia”).

“Party”	means either party to this Agreement and “Parties” means both of them.

“Patent Rights”	has the same meaning as ascribed to that phrase in the CTOA.

“Phase II Clinical Trial”	means a clinical trial of a Licensed Product (or in the adaptation of an existing clinical trial) in any country that would satisfy the requirements of 21 CFR §312.21(b) and is intended to establish dose response and/or preliminary data on the efficacy of Licensed Product and/or route of administration of the Licensed Product.

“Phase III Clinical Trial”	means a clinical trial of a Licensed Product (or the adaptation of an existing clinical trial) to be a larger scale (than Phase I or Phase II), usually multi-centered trial in any country that would satisfy the requirements of 21 CFR §312.21(c) and is intended to establish the efficacy and safety of the Licensed Product or any other human clinical trial of the Licensed Product intended as a pivotal trial for regulatory approval purposes whether or not such trial is a traditional Phase III trial.

“Phase III Clinical Trial Completion”	means the date of the last treatment visit of the last human subject under the relevant Phase III Clinical Trial.

“pound” and “£”	means British pound sterling or if England changes its currency during the Term, then a sum equivalent in the new currency based on the spot exchange rate at the date of adoption of the new currency.

“Price Approval”	means, in those countries in the Territory where Regulatory Authorities may approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such approval or determination.

“Primary Licensed Product”	means any product that contains the Product, whether or not as the sole active ingredient; provided that if the Company discontinues development of the Product, “Primary Licensed Product” shall be deemed to mean any product that contains the Related Product, whether or not as the sole active ingredient, as designated by the Company in accordance with Clause 4.8.

“Product”	has the same meaning as ascribed to that phrase in the CTOA.

“Product Manufacturing Process”	has the same meaning as ascribed to that phrase in the CTOA.

“Quarter”	means any of the three-monthly periods commencing on the first day of any of the months of January, April, July, and October in any year and “Quarterly” has a corresponding meaning.

“Regulatory Authorisations”	means all marketing authorisations, approvals, clearances and authorisations that may be required by a Regulatory Authority in any country or region within the Territory prior to Phase II Clinical Trial Commencement and/or Phase III Clinical Trial Commencement and/or commercial sale of the Licensed Product, including any necessary variations thereto, but excluding always any Price Approvals.

“Regulatory Authority”	means any local or national agency, court, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of, or of any government of, any country having jurisdiction over this Agreement or either of the Parties or over the development or marketing of medicinal products including, the European Medicines Agency and the European Court of Justice.

“Related Licensed Product”	means any product that is not a Primary Licensed Product and:

(a)	which contains a Related Product, whether or not as the sole active ingredient; and/or

(b)	whose application for a Regulatory Authorisation from a Regulatory Authority in any jurisdiction included the Clinical Trial Results and/or the Final Report and/or the Data Listings or any part of any of them.

“Related Product”	has the same meaning as that ascribed to that phrase in the CTOA.

“Signature Fee”	means the sum of one million, two hundred and fifty thousand pounds (£1,250,000).

“Sub-Licence Revenue”	means any monies or non-monetary consideration (including securities) receivable from time to time by the Company or an Affiliate in respect of: (i) any sub-licence granted by the Company or an Affiliate under this Agreement; (ii) any licence granted by the Company or an Affiliate (whether under the Company Intellectual Property or otherwise) to sell Licensed Products anywhere in the Territory; and/or (iii) the grant of the right to acquire such a sub-licence or licence, including, in each case, option fees, licence issue fees or other up-front payments, annual licence fees, or other lump sum payments which are attributable to the grant of the rights in question, but excluding: (i) any milestone payments due on the achievement of specific development or sales milestones that are additional to those listed in Clause 4.2; (ii) royalties as referred to in Clause 4.5; (iii) sales to distributors or wholesalers for resale, and sales made by sales agents, where in any such case the sales have already been or will be accounted for to CRT in determining Net Sales Value; and (iv) any money or non-monetary consideration (including securities or licences of patents, know-how, or other intellectual property) received by the Company from an Affiliate, provided that such money or non-monetary consideration shall not reduce the Net Sales Value of any Licensed Product sold by the Company or any Affiliate. In the case of non-monetary Sub-Licence Revenue, the value shall be assessed at the date of receipt of the same by the Company or, at the option of CRT, at the date the non-monetary consideration is realised as monetary and in the absence of agreement by the Parties, the value shall be determined by Accountancy Opinion.

“Sub-Licensee”	means any person who is granted: (i) a sub-licence in accordance with Clause 2.3 in respect of the rights granted under this Agreement (and any further tiers of sub-licence there under); and/or (ii) a licence by the Company (whether under the Company Intellectual Property or otherwise) to sell Licensed Products anywhere in the Territory, but shall not mean distributors, wholesalers, and sales agents.

“Term”	means the term of this Agreement as determined under Clause 12.1.

“Territory”	means worldwide.

“Tobacco Party”	means: (i) any entity who develops, sells or manufactures tobacco products; and/ or (ii) any entity which makes the majority of its profits from the importation, marketing, sale or disposal of tobacco products. Furthermore, Tobacco Party shall include any entity that is an Affiliate of any entity referred to in (i) or (ii).

“UK Pricing Authority”	means any supra-national, national or regional government department, authority, agency or entity (including a non-departmental public body or similar entity) with responsibility for evaluating the cost effectiveness of medicinal products in the United Kingdom (or one or more constituent countries thereof) or otherwise determining whether the NHS (or constituent parts thereof) should purchase medicinal products.

“Year”	means a calendar year.

1.2	In this Agreement:

1.1.1	unless the context requires otherwise, all references to a particular Clause, paragraph or Appendix shall be references to that clause, paragraph or appendix, in or to this Agreement;

1.1.2	the headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.1.3	unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.1.4	unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality; and

1.1.5	references to the words ‘include’ or ‘including’ shall be construed without limitation to the generality of the preceding words.

2. GRANT OF LICENCE

2.1	Subject to the provisions of this Agreement and the surviving provisions of the CTOA, CRT hereby grants to the Company:

2.1.1	an exclusive licence under the Exclusive Results; and

2.1.2	a non-exclusive licence under the Non-Exclusive Results,

in each case to research, develop, make, have made, import, use and sell Licensed Products in the Field in the Territory and to apply for Regulatory Authorisation for such Licensed Products in any jurisdiction.

2.2	CRT hereby reserves and excepts from the exclusive licence under Clause 2.1.1:

2.2.1	the worldwide, perpetual and irrevocable right for the Contributors and the Charity (including use by scientists funded and/or employed by the Charity) to:

(a)	use the Licensed Intellectual Property for the purpose of non-commercial scientific research carried out by or for or under their respective direction in accordance with their respective charitable and/or academic status, whether alone or in collaboration with a third party or third parties and whether sponsored or funded, in whole or in part, by any third party including any commercial entity; and

(b)	make publications in relation to the Licensed Intellectual Property and any results of research using the same in accordance with generally accepted academic practice; and

2.2.2	the worldwide, limited right for the Charity to continue its conduct of the Clinical Trial in accordance with the terms of the CTOA until the completion or termination of such Clinical Trial as provided in the CTOA.

2.3	The Company shall be entitled to grant sub-licences in respect of the rights granted under this Agreement, provided that:

2.3.1	any sub-licence granted by the Company shall be expressed to terminate automatically on the termination of this Agreement for any reason;

2.3.2	the Company shall ensure that there are included in the terms of any sub-licence like obligations and undertakings on the part of the Sub-Licensee for the benefit of the Charity as are contained in this Agreement (including Clause 9 (indemnity) and Clause 14 (confidentiality) and, if further tiers of sub-licensing is allowed, this Clause 2.3) and shall further ensure that all Sub-Licensees duly comply with the same;

2.3.3	no sub-licence shall be granted to a Tobacco Party;

2.3.4	the sub-licence (other than a sublicence with an Affiliate) shall be entered into on an arms-length basis reflecting the market value of the rights granted; and

2.3.5	the Company shall provide CRT with a copy of such sub-licence within thirty (30) days of entering into it.

2.4	Any breach of Clause 2.3 shall be deemed to be a material breach.

2.5	The grant of any sub-licence shall be without prejudice to the Company’s obligations under this Agreement. Any act or omission of any such Sub-Licensee which, if it were the act or omission of the Company would be a breach of any of the provisions of this Agreement, will be deemed to be a breach of this Agreement by the Company who will be liable to CRT accordingly.

2.5.1	CRT will provide the Company with any Long Term Survival Data (as defined in the CTOA) as and when the Charity has completed collection of the same and/or as otherwise provided in the CTOA.

2.6	Subject to the restrictions, pre-approvals and limitations as outlined in Clause 6.1 and Schedule 7A of the CTOA, the Company hereby grants to the Charity a non-exclusive, royalty free licence under the Company Intellectual Property (including the right to use Company Materials) for the Charity and scientists funded by the Charity to adapt and use the Product Manufacturing Process and make and have made Products and Related Products for non-commercial research purposes, provided that such research will not include clinical research (other than the Clinical Trial) without the prior written consent of the Company which shall be in Company’s sole control, on a case-by-case basis, and subject to establishment of a clinical trial agreement providing Company with appropriate safeguards and indemnities for such trial.

2.7	If, within one year of the Effective Date of this Agreement (or the Clinical Trial Database Lock Date, if later), Company wishes to publish or publicly disclose the Clinical Trial Results, it will first provide a copy of such intended disclosure to the Charity for its review at least thirty (30) days prior to the intended date of submission for publication or public disclosure. Charity will complete its review of such intended disclosure within thirty (30) days of receipt. If, during its thirty (30) day review period, Charity reasonably determines that information contained within such intended disclosure will materially impact the ability of Charity, CRT, or a Contributor to publish results of, or to protect any Intellectual Property Rights arising from, the Clinical Trial, Company will, at its discretion, either remove such information prior to disclosure or delay disclosure for up to ninety (90) days to allow for protection or publication. If Charity does not respond within thirty (30) days of receipt, it shall be deemed to have consented to the intended disclosure. The foregoing provisions of this Clause 2.8 shall not apply to disclosure of Clinical Trial Results, or any portion thereof, by the Company to the extent required for (a) satisfying mandatory reporting and disclosure obligations under United States and other securities laws; or (b) to existing licensors or sublicensors of the Company in order to comply with reporting obligations in existence as at the date of this agreement under Third Party Licences, provided that in the case of (b) the disclosure shall be limited to only information as may be reasonably required by the Third Party Licence and subject to the third party that is receiving the information being bound by confidentiality obligations that are no less restrictive than those that the Company is bound by under this Agreement in respect of confidential information disclosed to it by the Charity .

3. PERFORMANCE

3.1	The Company shall provide an updated Development Plan to CRT on at least a six-monthly basis throughout the Term. The Company shall provide the first such Development Plan to CRT within ninety (90) days after the Effective Date. As of the date of this Agreement, the Company has provided the scope of work attached hereto as Appendix 3.

3.2	The Company shall use its commercially reasonable endeavours to procure the achievement of Phase II Clinical Trial Commencement for the Primary Licensed Product within [***]months of the Effective Date.

3.3	The Company shall use its commercially reasonable endeavours at all times during the Term to:

3.3.1	comply with the most up-to-date version of the Development Plan; provided that and without affecting the Company’s obligations under clause 3.2 above the Company may at any time cease activities under a Development Plan that pertain to the development of any Coronavirus Related Licensed Product(s) if the Company determines in its sole discretion that such activities are no longer commercially or scientifically reasonable;

3.3.2	develop and pursue Regulatory Authorisation for a Licensed Product for use in one or more Oncology Indications in each of the Major Markets;

3.3.3	introduce a Licensed Product for use in one or more Oncology Indications into each of the Major Markets as soon as reasonably and commercially practical following receipt of the corresponding Regulatory Authorisations and subsequently use commercially reasonable efforts to market the Licensed Product and pursue maximum market penetration in the Major Markets;

3.3.4	launch each Licensed Product in the United Kingdom as soon as practicable and in any event no later than [***]months after the date the first Regulatory Authorisation is granted by the European Medicines Agency; and

3.3.5	make Licensed Products that are launched in the United Kingdom available at an Affordable Price if required by a Regulatory Authority having jurisdiction over pricing in the United Kingdom.

3.4	Subject to Clause 3.5.2, at least once every six (6) months the Company shall provide CRT with a report as to the progress of the development of each Licensed Product, the progress of any applications for Regulatory Authorisation and Price Approval, and the progress of and plans for the marketing and sale of the Licensed Product and its compliance with the Development Plan, in such form and detail as CRT may reasonably require.

3.5	If, prior to the First Commercial Sale in the United Kingdom and two (2) other Major Markets, the Company undergoes a change of Control, or acquires or begins (whether independently or with a third party) a Competing Programme:

3.5.1	it shall notify CRT in writing within thirty (30) days after the change of Control occurring, or its commencement or acquisition of the Competing Programme; and

3.5.2	for the [***] period following the change of Control, or commencement or acquisition of the Competing Programme, it shall provide CRT with a report described in Clause 3.4 at least once every three (3) months.

3.6	The Company shall give CRT prompt notice upon the occurrence of any Milestone Event.

3.7	The Company shall submit to CRT:

3.7.1	a copy of its detailed operating budget (including a quarterly cash flow and expenditure forecast) for the Product in respect of each Financial Year as adopted by the Company’s board (the “Annual Budget”), at least thirty (30) days prior to the commencement of the Financial Year to which the Annual Budget relates;

3.7.2	quarterly management accounts of the Company (to include, inter alia, a (consolidated) profit and loss account, balance sheet and cash flow statement and shall indicate where such management accounts differ to any material extent from the Annual Budget for such period), within five (5) business days after the date by which such financial statements are filed with the United States Securities and Exchange Commission for such period, but in no event later than fifty (50) days after quarter close for the first three financial quarters and ninety five (95) days after close of the financial year. Such quarterly management accounts shall be prepared in accordance with United States generally accepted accounting principles consistently applied.

3.8	Any breach of Clause 3 shall be deemed to be a material breach of this Agreement.

3.9	The Company may perform its obligations under Clause 3 in whole or in part through the efforts of its Affiliates, contractors, subcontractors, licensees and sublicensees.

4. CONSIDERATION

4.1	The Company shall pay:

4.1.1	the Signature Fee to CRT as follows: £500,000 on or before September 30, 2020; £500,000 on or before January 31, 2021; and £250,000 on or before April 30, 2021; and

4.1.2	the Option Fee on the date of this Agreement.

4.2	The Company shall pay the following payments (“Milestone Payments”) to CRT after the first occurrence of each of the following events (“Milestone Events”) in accordance with this Clause 4.2 and Clause 5.2:

4.2.1	Development Milestone Events in relation to [***]:

(a)	[***];

(b)	[***];

4.2.2	Development Milestone Events in relation to [***]:

(a)	[***];

(b)	[***];

4.2.3	Sales Milestone Events in relation to [***]

(a)	[***];

(b)	[***]; and

(c)	[***].

4.2.4	Sales Milestone Events in relation to [***]

(a)	[***];

(b)	[***]; and

(c)	[***].

Upon the occurrence of each [***] in respect of a Licensed Product [***], if not already triggered, the corresponding [***] for that same Licensed Product shall be deemed to have occurred. For the avoidance of doubt a Milestone Event may be triggered by the actions of the Company, a Sub-Licensee or any third party acting on behalf of the Company or any Sub-Licensee.

4.3	Subject to Clause 4.4, the Company shall pay to CRT:

4.3.1	Forty per cent (40%) of all Sub-Licence Revenue if the relevant sub-licence is granted by the Company prior to Commencement of a Phase II Trial for the relevant Primary Licensed Product;

4.3.2	[***] of all Sub-Licence Revenue if the relevant sub-licence is granted by the Company after [***] but prior to [***] for the relevant Primary Licensed Product;

4.3.3	[***] of all Sub-Licence Revenue if the relevant sub-licence is granted by the Company after [***] but prior to [***] for the relevant Primary Licensed Product; and

4.3.4	Seven and a half per cent (7.5%) of all Sub-Licence Revenue if the relevant sub-licence is granted by the Company after Phase III Clinical Trial Completion for the relevant Primary Licensed Product.

4.4	In the event that any Milestone Event is triggered by any Sub-Licensee, the Company shall pay to CRT the greater of: (i) [***]; and (ii) [***].

4.5	Subject to Clauses 4.6 and 4.7, the Company will pay to CRT royalties on Licensed Products at the following royalty rates based on the Net Sales Value of Licensed Products in the applicable Year:

(a)	for that portion of the Net Sales Value of all Primary Licensed Products that is less than or equal to [***], a royalty rate of [***]; and

(b)	for that portion of the Net Sales Value of all Primary Licensed Products greater than [***], a royalty rate of [***]; and

(c)	for that portion of the Net Sales Value of all Related Licensed Products that is less than or equal to [***], a royalty rate of [***]; and

(d)	for that portion of the Net Sales Value of all Related Licensed Products greater than [***], a royalty rate of [***].

4.6	The Company shall pay royalties to CRT in accordance with Clause 4.5 on a Licensed Product by Licensed Product, and country by country basis until the later of:

4.6.1	the expiry of any Data Exclusivity Period in respect of the data submitted for the BLA for such Licensed Product in such country; and

4.6.2	the expiry of ten (10) years from the First Commercial Sale; and.

4.6.3	the date when unauthorised manufacture, sale or use of the Licensed Product would no longer infringe a valid claim of the Company Patent Rights in the country of sale or manufacture.

4.7	In the event that the Company incurs FTO Royalties with respect to a Licensed Product in a country in a Quarter the following provisions shall take effect with respect to that Licensed Product in that country in that Quarter:

4.7.1 [***];

4.7.2 [***];

4.7.3 [***].

4.8	Subject to clause 4.9 below, if at any time the Company discontinues development of the Product, the Company shall promptly notify CRT of such discontinuation and of the Related Product that will replace such discontinued Primary Licensed Product. Upon such notification, such replacement Related Product shall be deemed the Primary Licensed Product for the purposes of this Agreement.

4.9	If at the time that the Company gives notice to CRT pursuant to clause 4.8 above the Company has more than one Related Product in development that qualifies for substituting for the Primary Licensed Product that is being discontinued, (“Alternatives”) then it shall give notice of this to CRT and provide information regarding the details of each Alternative to CRT as reasonably requested by CRT, including [***] (the “Alternative Summary”). The Company shall also identify in the Alternative Summary its preference for the Alternative that it wishes to substitute as the Primary Licensed Product and the reasons for that choice. All information provided in the Alternative Summary shall be the Confidential Information of the Company. It is presumed that [***] will be the preferred choice of the Parties. CRT shall have [***] to consider the Alternative Summary and to obtain clarification from the Company regarding the information included therein and then, if applicable, within [***] of receiving any outstanding clarification that has been requested by CRT give notice to the Company of whether it:

4.9.1	accepts the Company’s preferred Alternative; or

4.9.2	wishes to elect a different Alternative to substitute as the Primary Licensed Product.

4.9.3	In the case where CRT makes an election pursuant to clause 4.9.2, the Company may within [***] of receiving the election notice raise an objection to the choice of Alternative made by CRT. The objection may be made only on the ground that [***]. In the event of the Company raising such objection the Parties shall review all of the circumstances and acting reasonably and fairly together resolve the matter, provided always that CRT may at any time abandon its election made pursuant to clause 4.9.2 thereby defaulting to the Company’s preferred Alternative.

4.10	For clarity, Milestone Payments under Clause 4.2 are payable one-time only and any Milestone Payment paid in respect of a discontinued Primary Licensed Product shall not be payable in respect of any replacement Primary Licensed Product.

5. PAYMENT AND STATEMENT

5.1	All payments due to CRT under this Agreement shall be made in the Currency in cleared funds to the following bank account:

[***]

5.2	The Company shall pay to CRT:

5.2.1	the Signature Fee on the date specified in Clause 4.1;

5.2.2	each of the Milestone Payments within thirty (30) days after the relevant Milestone Event occurring;

5.2.3	CRT’s share of Sub-Licence Revenue due under Clause 4.3 Quarterly within thirty (30) days after the end of the Quarter in which the consideration upon which Sub-Licence Revenue is based is received by the Company from Sub-Licensee ; and

5.2.4	the royalties due pursuant to Clause 4.5 Quarterly within thirty (30) days after the end of each Quarter in which the relevant Net Sales Value is invoiced by the Company or a Sub-Licensee.

5.3	Where Licensed Products are sold or Sub-Licence Revenue is received by the Company (or a Sub-Licensee) in a currency other than the Currency, the rate of exchange to be used for converting such other currency into the Currency shall be the relevant mid-spot rate for the currency quoted by the Financial Times on the last day of the Quarter to which they relate.

5.4	All costs of transmission and currency conversion shall be borne by the Company.

5.5	All payments to CRT under this Agreement are expressed to be exclusive of value added tax howsoever arising, and the Company shall pay to CRT in addition to those payments or, if earlier, on receipt of a tax invoice or invoices from CRT, all value added tax for which CRT is liable to account in relation to any supply made or deemed to be made for value added tax purposes pursuant to this Agreement.

5.6	All sums payable under this Agreement shall be paid without deduction or deferment in respect of any claims whatsoever and of any taxes except any tax which the Company is required by law to deduct or withhold. If the Company is required by law to make any such tax deduction or withholding, the Company shall pay to CRT such amount as shall, after deduction, amount to the sum referred to in this Agreement give reasonable assistance to CRT to claim exemption from or (if that is not possible) a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force, and shall promptly give CRT proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

5.7	Where CRT does not receive payment of any sums due to it by the due date, interest shall accrue both before and after any judgment on the sum due and owing to CRT at the rate equivalent to an annual rate of four percent (4%) over the then current base rate of the Bank of England, calculated on a daily basis, until the full amount is paid to CRT, without prejudice to CRT’s right to receive payment on the due date.

5.8	Within thirty (30) days after the end of each Quarter, the Company shall send to CRT a written statement detailing in respect of that Quarter (including a nil report if appropriate):

5.8.1	any Milestone Payments which became due to CRT;

5.8.2	for each sub-licence, details of each item of Sub-Licence Revenue received by the Company during that Quarter and the Sub-Licence Revenue payable to CRT thereon;

5.8.3	the quantity of each type of Licensed Product sold or otherwise disposed of by the Company or any Sub-Licensees in each country in the Territory;

5.8.4	the Net Sales Value in respect of each such type of Licensed Product in each country of the Territory;

5.8.5	the aggregate Net Sales Value in respect of that Quarter for Licensed Product;

5.8.6	the type and value of deductions made in the calculation of Net Sales Value by type of Licensed Product and country;

5.8.7	any currency conversions, showing the rates used;

5.8.8	any further information necessary for the calculation of Sub-Licence Revenue and Net Sales Value of Licensed Products and/or the royalties due to CRT; and

5.8.9	the amount of the royalties due to CRT in respect of that Quarter.

6. ACCOUNTS

6.1	The Company shall:

6.1.1	keep and notwithstanding termination of this Agreement, maintain and shall procure that each Sub-Licensee keeps and maintains, for at least six (6) years, true and accurate accounts and records (including any underlying documents supporting such accounts and records) in sufficient detail to enable the amount of all sums payable under this Agreement to be determined; and

6.1.2	during the Term and thereafter until the said period of three (3) years relevant to the accounts and records has expired, at the reasonable request of CRT and (subject to Clause 6.2) at the expense of CRT from time to time, permit [or procure permission for] a qualified accountant nominated by CRT to inspect and audit those accounts and records and, to the extent that they relate to the calculation of those sums, to take copies of them. Subject to receiving not less than thirty (30) days written notice, the Company shall at the request of CRT assemble in one location each that is respectively convenient to the Company and Sub-Licensee(s) all such relevant accounts and records of the Company and Sub-Licensee(s).

6.2	If, following any inspection pursuant to Clause 6.1.2, CRT’s nominated accountant certifies to CRT that the payments in respect of any Quarter or Year fall short of the sums which were properly payable in respect of that Quarter or Year under this Agreement, CRT shall send a copy of the certificate to the Company and the Company shall (subject to Clause 6.3) within seven (7) days of the date of receipt of the certificate pay the shortfall to CRT and, if the shortfall exceeds two per cent (2%) of the sum properly payable, the Company shall also reimburse to CRT the reasonable costs and expenses of CRT in making the inspection.

6.3	If within seven (7) days of the date of receipt by the Company any certificate produced pursuant to Clause 6.2 the Company notifies CRT in writing that it disputes the certificate, the dispute shall be referred for resolution by Accountancy Opinion in accordance with Clause 24.1.

7. INTELLECTUAL PROPERTY PROTECTION, PROCEEDINGS AND COSTS

7.1	The Company shall throughout the Term continue to prosecute and maintain the Company Patent Rights at its own cost and shall use commercially reasonable endeavours to maximise the scope of such Company Patent Rights, or where prosecution and maintenance of such Patent Rights is controlled by a licensor of the Company, the Company will use commercially reasonable efforts to procure that the licensor continues to prosecute and maintain such Patent Rights where the licensor has such obligation under its Third Party Licence agreement; provided that the Company shall not be obligated to commence litigation for such purpose. Notwithstanding the foregoing, if the Company elects not to prosecute or maintain any part of the Company Patent Rights it controls in any part of the Territory, the Company shall notify CRT in writing at least ninety (90) days prior to the expiration of any applicable time bars. After receipt of such notice, CRT may elect, before the expiry of any such time bars, by written notice to the Company, to take an assignment of the relevant Company Patent Rights such that CRT may continue to prosecute and/or maintain the Company Patent Rights at CRT’s sole discretion and expense.

7.2	If the Company becomes aware that a Company Patent Right being prosecuted or maintained by one of its licensors is due to expire or the licensor has elected not to prosecute or maintain any such Company Patent Rights the Company will promptly notify CRT in writing. In the case of a licensor electing not to prosecute or maintain any Company Patent Rights (as opposed to expiration), where reasonably possible, the Company will take assignment of such Patent Rights or request the right for CRT to take assignment of such Patent Rights.

8. WARRANTY

8.1	Each Party warrants that it has the legal capacity to enter into this Agreement.

8.2	Each Party acknowledges that, in entering into this Agreement, it does not do so in reliance on any warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law.

8.3	Without limiting the scope of Clause 8.2, CRT does not give any warranty, representation or undertaking:

8.3.1	as to the efficacy or usefulness or accuracy of the Clinical Trial Results; or

8.3.2	that the exercise of rights granted under this Agreement will not infringe the intellectual property or other rights of any other person.

9. INDEMNITY

9.1	The Company shall indemnify and hold harmless CRT, the Contributors and the Charity and their respective officers, employees and agents (the “Indemnified Parties”) from and against any and all third party claims, demands, losses, damages and expenses (including, without limitation, legal fees) arising from or in connection with the exercise of the rights granted in Clause 2 by the Company or any Affiliate of the Company or a Sub-Licensee or or any affiliate of a Sub-Licensee in relation to the Licensed Product. This Clause 9 shall not limit the rights of the Company and the liabilities of CRT under Clause 9.1 of the CTOA.

9.2	Promptly after receipt by CRT of any claim or alleged claim or notice of the commencement of any action, administrative or legal proceeding, or investigation to which the indemnity provided for in this Clause 9 may apply, CRT shall give written notice to the Company of such fact and specifying that the Company shall have the option to assume the defence thereof by election in writing within seven (7) days of receipt of such notice. If the Company fails to make such election, the Indemnified Party may assume such defence and the Company will be liable for the legal and other expenses consequently incurred in connection with such defence. The Parties will co-operate in good faith in the conduct of any defence, provide such reasonable assistance as may be required to enable any claim properly to be defended and the Party with conduct of the action shall provide promptly to the other Party copies of all correspondence and documents and notice in writing of the substance of all oral communications relating to such action.

9.3	Should the Company assume conduct of the defence:

9.3.1	the Indemnified Party may retain separate legal advisers, at its sole cost and expense, save that if the Company denies the applicability of the indemnity or reserves its position in relation to the same, the indemnity in this Clause 9 shall extend to the Indemnified Party’s costs and expenses so incurred if it is subsequently resolved between the Parties or determined by a court of competent jurisdiction (after exhaustion or expiration of all rights of appeal) that the indemnity under this Clause 9 was available to the Indemnified Party in the terms claimed by the Indemnified Party; and

9.3.2	the Company will not, except with the written consent of the Indemnified Party consent to the entry of any judgment or enter into any settlement provided always, that if the Indemnified Party unreasonably refuses to consent to such entry of judgment or settlement and the matter proceeds to trial at which a greater amount is ordered by the Court then the amount which the Indemnified Party shall be entitled to recover from the Company pursuant to this Clause 9 shall be limited to the amount for which the action would otherwise have been settled or compromised and the Indemnified Party shall assume all costs of defending the claim or proceeding from the date of the Indemnified Party’s refusal; and

9.3.3	CRT shall not admit liability in respect of, or compromise or settle any such action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; and

9.3.4	the Company shall not be responsible for or bound by any settlement made by CRT in breach of Clause 9.3.3.

10. INSURANCE

10.1	The Company shall maintain, at its own cost, comprehensive product liability insurance and general commercial liability insurance. Within thirty (30) days of the Effective Date and of the beginning of each policy period, the Company shall provide CRT with a certificate evidencing the coverage required hereby, and the amount thereof. Such insurance shall be with a reputable insurance company and shall be maintained for not less than six (6) years following the expiration/termination of this Agreement for any reason or if such coverage is of the ‘claims made’ type, for ten (10) years following the expiration or termination of this Agreement for any reason.

11. LIMITATION OF LIABILITY

11.1	Neither Party nor the Charity, nor their respective officers, employees and agents shall have liability whether under statute or in tort (including negligence), contract or otherwise to the other Party in respect of any consequential, indirect or pure economic loss nor in any event for loss of goodwill, opportunity, profit or contract.

11.2	Nothing in this Agreement shall be construed as excluding or limiting the liability of either Party or the Charity or any of their respective officers, employees and agents to the other Party for death or personal injury of any person resulting from the negligence of such persons.

12. TERM AND TERMINATION

12.1	This Agreement will become effective on the Effective Date and, subject to the provisions of this Clause 12, will remain effective in each country of the Territory until expiry of the obligation of the Company under Clauses 4.5 and 4.6 to pay royalties in relation to that country pursuant to this Agreement.

12.2	Without prejudice to any other rights of the Parties this Agreement may be terminated by notice in writing:

12.2.1	by either Party forthwith if the other Party shall be in material breach of any of its obligations under this Agreement and in the case of a remediable breach fails to remedy the breach within sixty (60) days of written notice containing full particulars of the breach and requiring it to be remedied;

12.2.2	by CRT if a voluntary arrangement is proposed or approved or an administration order is made, or a receiver or administrative receiver is appointed of any of the Company’s assets or undertakings or a winding-up resolution or petition is passed (otherwise than for the purpose of solvent reconstruction or amalgamation) or if any circumstances arise which entitle the Court or a creditor to appoint a receiver, administrative receiver or administrator or make a winding-up order or similar or equivalent action is taken against or by the Company by reason of its insolvency;

12.2.3	by CRT forthwith in the event that, by way of merger, acquisition or otherwise, the Company becomes a Tobacco Party; or

12.2.4	by CRT upon forty five (45) days written notice to the Company if the Company:

(a)	discontinues the development (including prosecuting application for Regulatory Authorisation) of all Licensed Products; or

(b)	after the filing of the IND, discontinues the development (including prosecuting application for Regulatory Authorisation) of one or more Licensed Product(s) in all disease indications (in which case termination shall not apply to the whole Agreement but shall be limited to such Licensed Product(s)); or

(c)	after the filing of the IND, discontinues the development (including prosecuting application for Regulatory Authorisation) of one or more Licensed Product(s) in oncology (in which case termination shall not apply to the whole Agreement but shall be limited to such Licensed Product(s) in oncology); or

(d)	fails to use its commercially reasonable efforts to obtain Regulatory Authorisation in a timely manner in all of the Major Markets, taking into account the unique aspects of the development and regulatory path for a Licensed Product, indication and market (in which case termination shall be effective only in respect of that Licensed Product in that Major Market); or

(e)	having obtained Regulatory Authorisation for a Licensed Product in a Major Market, ceases to actively market and sell such Licensed Product in such Major Market (in which case termination shall be effective only in respect of that Licensed Product in that Major Market); or

(f)	ceases to carry on business in the Field; or

(g)	without reasonable cause fails to commence sale of a Licensed Product in a Major Market within two (2) years of obtaining Regulatory Authorization to market the Licensed Product in such market; or

(h)	without CRT’s prior written consent, abandons or fails to prosecute any of the Company Patent Rights in any Major Market.

12.3	In the event of disagreement between the Parties as to whether entitlement to terminate has arisen under Clause 12.2.1 or 12.2.4, the Parties at their joint cost and expense shall obtain an Expert Opinion which shall be final as to whether it has arisen.

12.4	For the purpose of Clause 12.2.4, the efforts and actions of the Company shall be deemed to include the efforts and actions of its Affiliates, contractors, subcontractors, licensees and sublicensees.

13. EFFECTS OF TERMINATION

13.1	Subject to Clause 13.2, upon the termination of this Agreement for any reason:

13.1.1	other than termination by CRT pursuant to Clause 12.2.1 ,12.2.2 or 12.2.3 subject to all the terms of this Agreement (including without limitation payment of royalties), the Company shall be entitled for a period not exceeding [***] following such termination to:

(a)	manufacture any of the Licensed Products to the extent necessary to satisfy orders accepted before termination; and

(b)	sell, use or otherwise dispose of any unsold stocks of the Licensed Products.

13.1.2	subject to Clause 13.1.1, the Company shall, and shall procure that all Sub-Licensees shall, cease to exploit the Licensed Intellectual Property in any way, either directly or indirectly;

13.1.3	subject to Clause 13.1.1, the Company shall, at the request and option of CRT, return or destroy CRT’s Confidential Information;

13.1.4	notwithstanding any provision of this Agreement allowing the Company credit, payment of royalties and all other sums to CRT shall become due and payable to CRT immediately upon notice of termination of this Agreement;

13.1.5	the Company shall, within fourteen (14) days of notice of termination of this Agreement provide CRT with a final written statement detailing, in respect of the time elapsed since the last statement under Clause 5.8, the matters set out in Clause 5.8;

13.1.6	other than termination by the Company pursuant to Clause 12.2.1, the Company:

(a)	subject to 13.1.6(b), shall execute with CRT an exclusive, perpetual, worldwide, sub-licensable licence under the Company Intellectual Property, Company Combination Patent Rights and New Company IP to research, develop, make, have made, market, use and sell Licensed Products, on revenue share terms to be agreed;

and in the case of Company Intellectual Property licensed to the Company under a Third Party Licence, such licence shall include a grant to CRT of a sub-licence reasonably similar to those provided for by Schedule 6 (CRT Licence) of the CTOA, and provide CRT with such assistance as CRT may reasonably request in liaising with the licensors under the Third Party Licences for the purpose of obtaining direct contractual rights with such licensors should they be so required;

(b)	at CRT’s request, upon completion of such licence, shall promptly transfer to CRT (or any person nominated by CRT) any and all documents and information in the Company’s control or possession relating to the Company Foreground Patent Rights and CRT may assume responsibility for the prosecution, maintenance and enforcement of the same; and

(c)	at CRT’s request, upon completion of such licence, shall transfer to CRT (or its nominee) any Regulatory Authorisations, Price Approvals and other permits and applications relating to Licensed Products.

13.2	This Clause 13.2 shall not apply in the case of termination of this Agreement under Clause 12.1. In the event that this Agreement is terminated solely in respect of particular Licensed Product and/or Indication and/or Major Market, the provisions of Clause 13.1 shall apply, but solely in respect of the relevant Licensed Product, Indication and/or Major Market.

13.3	The termination of this Agreement howsoever arising will be without prejudice to the rights and duties of either Party accrued prior to termination. The following Clauses will continue to be enforceable notwithstanding termination: Clauses 1 (Definitions), 6 (Accounts), 9 (Indemnity), 10 (Insurance), 11 (Limitation of Liability), 12 (Termination), 13 (Effects of Termination), 14 (Confidentiality), 19 (Severability), 24 (Dispute Resolution) and 25 (Law and Jurisdiction).

14. CONFIDENTIALITY

14.1	Each Party undertakes with the other that it shall keep and it shall procure that its respective directors and employees keep secret and confidential all Confidential Information belonging to or controlled by the other Party and shall not disclose the same or any part of the same to any person whatsoever other than:

14.1.1	in the case of the Company: (i) to Sub-Licensees subject to compliance with Clause 2.3.4, (ii) to potential development partners, sublicensees, and investors bound by terms of confidentiality at least as strict as those herein, and (iii) as necessary in communications with Regulatory Authorities in the Territory relating to the Licensed Products.

14.1.2	in the case of CRT to the Charity; and

14.1.3	in the case of each Party, to its directors or employees directly or indirectly concerned in the exercise of the rights granted under this Agreement.

14.2	The provisions of Clause 14.1 shall not apply to Confidential Information which CRT or the Company (as the case may be):

14.2.1	can prove to have been in its possession (other than under an obligation of confidence to the other or to a third party) at the date of receipt or which enters the public domain otherwise than through a breach of any obligation of confidentiality owed to the Party communicating such information to the other;

14.2.2	can prove it has independently developed; or

14.2.3	is required to disclose by law or by the order of a competent court, solely to the extent of such disclosure.

14.3	The provisions of this Clause 14 shall remain in force for a period of five (5) years from the expiry or termination of this Agreement

15. ASSIGNMENT

15.1	The Company shall not without CRT’s consent assign its rights under this Agreement except in conjunction with a merger or consolidation of the Company with another business entity or the sale of all or substantially all or a substantial part of its business and related assets that includes its business in relation to the Licensed Products other than a merger or consolidation with, or a sale of assets to, a Tobacco Party and provided that Company obtains a direct covenant from the acquiring party to CRT undertaking to be bound by the terms of this Agreement.

16. NOTICES

16.1	Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been given:

16.1.1	upon delivery if given in person; or

16.1.2	upon confirmation of receipt if sent by facsimile (or other similar means of electronic communication such as email); or

16.1.3	(if posted to an inland destination) three (3) business days after deposit into First Class post; or

16.1.4	(If posted to an overseas destination)five (5) days after deposit into airmail post,

16.1.5	upon delivery by air delivery service;

to a Party at the address set out below for such Party or such other address as the Party may from time to time designate by written notice to the other Party.

Address of the Company

Lineage Cell Therapeutics, Inc.
2173 Salk Avenue, Suite 200
Carlsbad, CA 92008 USA

Contact:	Legal/contracts
Email:	legal@lineagecell.com

Address of CRT

2 Redman Place
London E20 1JQ
United Kingdom

Contact:	Chief Executive Officer
Fax:	+44 (0) 20 3014 8633

17. WAIVER

17.1	No failure or delay on the part of either Party hereto to exercise any right or remedy under this Agreement shall be construed as or operate as a waiver thereof nor shall any single or partial exercise of any right or remedy under this Agreement preclude the exercise of any other right or remedy or preclude the further exercise of such right or remedy as the case may be.

18. FORCE MAJEURE

18.1	Except in relation to obligations pursuant to Clauses 4 and/or 5, neither Party shall be liable to the other Party or shall be in default of its obligations hereunder if such default is the result of war, hostilities, revolution, civil commotion, strike, epidemic, accident, fire, wind, flood or because of any act of God or other cause beyond the reasonable control of the Party affected. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance (a “Delay”) and where they cease to do so. In the event of a Delay lasting for twenty six (26) weeks or more the non-affected Party shall have the right to terminate this Agreement immediately by notice in writing to the affected Party.

19. SEVERABILITY

19.1	If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms, provisions or conditions or parts thereof of this Agreement, or the application hereof to any circumstances, to be invalid or to be unenforceable in a final non-appealable order, the remainder of this Agreement and the application of such term, provision or condition or part thereof to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the other terms, provisions and conditions of this Agreement shall be valid and enforceable to the fullest extent permissible by law.

20. ENTIRE AGREEMENT

20.1	This Agreement together with the CTOA (as amended), embodies and sets forth the entire agreement and understanding of the Parties and supersedes all prior oral or written agreements, understandings or arrangements relating to the subject matter of this Agreement. Without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement neither Party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement unless otherwise agreed between the Parties and recorded in writing.

21. AMENDMENT

21.1	This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorised representatives of the Parties.

22. PUBLIC ANNOUNCEMENTS

22.1	The text of any press release, shareholders’ report or other communication to be published or disclosed to the public in any way by or in the media concerning CRT or the Charity, the subject matter of this Agreement or concerning this Agreement itself, other than as required by law or by any Regulatory Authority or the rules of any securities exchange, shall be submitted to CRT at least five (5) business days in advance of publication for approval, such approval not to be unreasonably withheld; provided, that disclosure that repeats or restates prior public disclosure permitted by this Agreement need not be submitted to the Charity or CRT for approval.

23. FURTHER ASSURANCE

23.1	The Parties hereby undertake to do all such other acts and things, and execute and provide all such documents at the requesting Party’s cost as may be necessary or desirable to give effect to the purposes of this Agreement.

24. DISPUTE RESOLUTION

24.1	Insofar as this Agreement provides that a matter shall be resolved by Accountancy Opinion or Expert Opinion the opinion of such expert (who shall act as an expert and not as an arbitrator) shall be final and binding on the Parties. In the event of a Party seeking an Accountancy Opinion or Expert Opinion under this Agreement, each Party shall make written submissions to the expert so appointed and to the other Party within fourteen (14) days of the appointment. Each Party shall have seven (7) days to respond to the other’s submissions. The expert shall be requested to deliver his Accountancy Opinion or Expert Opinion within a further thirty (30) days. The costs of any Accountancy Opinion or Expert Opinion shall be borne in such proportions as the expert may determine in his opinion to be fair and reasonable in all the circumstances or, if no such determination is made in the opinion, by the Parties in equal proportions.

24.2	It shall be a condition precedent to the commencement of any action in court or other tribunal (save an action for an interim injunction or an Expert Opinion sought under Clause 12.1) in respect of any dispute relating to this Agreement that the Parties have sought to resolve the dispute by either Party notifying the other Party in writing for resolution to the Chief Executive Officer (in the case of CRT) and the Chief Executive Officer (in the case of the Company) (or their express delegates) (the “Senior Executives”) who shall meet (whether in person or via teleconference) within twenty one (21) days of such notice to seek resolution in good faith. If the Senior Executives are unable to resolve the dispute at such meeting, either Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement and the other agreements expressly contemplated hereunder.

25. LAW AND JURISDICTION

25.1	This Agreement shall be governed by and construed in accordance with English Law and, subject to the provisions of Clauses 24.1 and 24.2, each Party agrees to submit to the exclusive jurisdiction of the English Courts (except in respect of disputes under Clause 14 where jurisdiction is non-exclusive).

26. EXECUTION

26.1	This Agreement may be executed in any one or more number of counterpart agreements , and as scanned email attachments, and all signatures and counterparts so exchanged shall be considered as original and shall be deemed to form part of and together constitute this Agreement.

27. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

27.1	Save that the Charity, the Contributors and their and CRT’s respective officers, employees and agents in respect of Clauses 9 and 11 may enforce those respective terms, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to this Agreement. Notwithstanding the provisions of this Clause, the Parties shall be entitled to amend, suspend, cancel or terminate this Agreement or any part of it in accordance with Clause 21, without the consent of any third party including those referred to in this Clause.

{Signature Page Follows}

The Parties hereby execute this Agreement by their duly authorised representatives:

Signed by:	/s/ Tony Hickson
Name:	Tony Hickson
Title:	Chief Business Officer

For and on behalf of
CANCER RESEARCH TECHNOLOGY LIMITED

Signed by:	/s/ Brian Culley
Name:	Brian Culley
Title:	Chief Executive Officer

For and on behalf of
LINEAGE CELL THERAPEUTICS, INC